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                                  Exhibit 10.2

                      EMPLOYEE'S CONFIDENTIALITY AGREEMENT

I understand and agree that the following terms are conditions of my employment at M.J. Gross & Company Inc. d/b/a Data Conversion Laboratory, its subsidiaries and/or its affiliates (the "company"):

1.       DEVOTION OF TIME.

         During the Employment Period, I shall: (i) expend substantially all my working time for the Company; (ii) devote my best efforts, energy and skill to the services of the Company and the promotion of its interests; (iii) shall not work for other companies in related businesses without prior consent; and (iv) not take part in activities known by me to be detrimental to the best interests of the Company.

2.       TRADE SECRETS.

         2.1 I expressly agree and understand that the Company owns and/or controls numerous methods, products, processes, customer materials, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customer materials, customer lists, trade secrets and other information (collectively, the "Confidential Information"). I hereby acknowledge that each element of the Confidential Information constitutes a unique and valuable asset of the Company or its customers and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items will not be disclosed other than to the Company in the ordinary course of its business.

         2.2 I hereby acknowledge that disclosure of the Confidential Information to and/or use by anyone other than in the Company's ordinary course of business would result in irreparable and continuing damage to the Company and its customers. Accordingly, I agree to hold the Confidential Information in the strictest secrecy, and covenant that, during the Employment Period or any time thereafter, I will not, without the prior written consent of the Board of Directors, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by myself or any third parties, except in effecting my duties on behalf of the Company in the ordinary course of business. Notwithstanding anything to the contrary herein contained, my obligation to maintain the secrecy and confidentiality of the Confidential Information under this Section 2 shall not apply to any such Confidential information, which is in the public domain.

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3.       EMPLOYEE KNOWLEDGE

         3.1 I hereby agree to communicate and make known to the Company all knowledge processed by me relating to any methods, developments, inventions and/or improvements, whether patented, patentable, or unpatentable, which relate to the business of the Company, acquired by me before or during the Employment period; provided however, that nothing herein shall be constructed as requiring any such communication where the method, development, invention, and/or improvement is lawfully protected from the disclosure as the trade secret of a third party or by any other lawful bar to such communication existing prior to the commencement of employment hereunder.

         3.2 Any methods, developments, inventions, and/ or improvements, whether patentable or unpatentable, which I may conceive of or develop in connection with the Company's business (solely or jointly with another or others), while in its employ, shall be and remain the exclusive property of the Company to the extent permitted by law. I further agree on request to execute patent application, and any other records or memoranda requested by the Company, based on such methods, developments, inventions and/or improvements, including instruments deemed necessary by the Company for the prosecution of the patent application or the acquisition of Letters of Patent of this and any foreign country or otherwise.

         3.3 I hereby agree to keep all such records in connection with my employment as the Company may, from time to time direct, and all such records shall be the sole exclusive property of the company.

4.       RESTRICTIVE COVENANT

         4.1 I agree that if my employment hereunder shall at any time be terminated for any reason whatsoever, I will not at any time within one (1) year after such termination, without the prior written approval of the Board of Directors, directly or indirectly, engage in any business activity anywhere in the world, competitive with the business of the Company. Furthermore, I agree that, during such one-year period, I shall not solicit, directly or indirectly, any prospective account of the company who at the time of such termination was, to my knowledge, then actively being solicited by the Company and I shall not in any manner, directly or indirectly, knowingly and purposefully affect to the Company's detriment any relationship of the Company with any customer, supplier or employee of the Company or cause any customer or supplier to refrain from entrusting additional business to the Company. In the event that any of the provision of this section shall be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

5. INJUNCTIVE RELIEF. I hereby acknowledge and agree that, in the event I violate any provision of Sections 2, 3, or 4 hereof, the Company will be without an adequate remedy at law and, accordingly, will be entitled to enforce such restriction by temporary or permanent injunctive or mandatory relief obtained in any action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which it may have at law or in equity.


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6.       GOVERNING LAW. This  Agreement  shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law.

7. WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not embodied therein.

8. ASSIGNMENT. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or other entity into which the Company is merged or which acquires all of the outstanding shares of the Company's capital stock, or all or substantially all of the assets of the Company.

9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussion, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.

         IN WITNESS WHEREOF, I execute this Agreement as of the day and year written below.

                                            By:________________________________

                                            Date: _____________________________